MERRILL LYNCH SERIES FUND, INC.

HIGH YIELD PORTFOLIO

SERIES # 7

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
10/22/2004	Advanced Micro Devices 7.75% 11/1/12	$600,000,000	$500,000	Citigroup Global Markets Inc Credit Suisse First Boston LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated
10/29/2004	Advertising Directory Solutions 9.25% 11/15/12	$170,000,000	$250,000	JP Morgan Banc of America Securities LLC Deutsche Bank Securities Merrill Lynch & Co.
12/8/2004	Stone Energy 6.75% 12/15/04	$200,000,000	$250,000	Banc of America Securities LLC Merrill Lynch & Co. Goldman, Sachs & Co. RBS Greenwich Capital Howard Weil Incorporated Johnson Rice & Company LLC
12/14/2004	Reliant Resources Inc 6.75 12/15/14	$750,000,000	$300,000

Goldman, Sachs & Co

Banc of America Securities LLC

Barclays capital Inc

Deutsche Bank Securities Inc

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

ABN AMRO Incorporated

Scotia Capital (USA) Inc

J.P. Morgan Securities Inc

UBS Securities LLC

12/15/2004	Goodman Global Holding Co. 5.76% 6/15/12	$250,000,000	$250,000	UBS Investment Bank JP Morgan Credit Suisse First Boston Deutsche Bank Securities Merrill Lynch & Co.
12/15/2004	Goodman Global Holding Co. 7.88% 12/15/12	$400,000,000	$250,000	UBS Investment Bank JP Morgan Credit Suisse First Boston Deutsche Bank Securities Merrill Lynch & Co.